Exhibit 99.5

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is made and entered into this 10th day of December, 2024, by and among MATHEW J. BRADBURY (“Transferee”) and KEVIN SCOTT WINTERS (“Transferor”).

W I T N E S S E T H :

WHEREAS, Transferor desire to transfer to Transferee and Transferee desires to receive from Transferor 88,000 shares (each, a “Share” and collectively, the “Shares”) of common stock of Carver Bancorp, Inc. (“Company”), under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Transfer and Purchase Price. (a) Transferor hereby transfers to Transferee and Transferee hereby agrees to receive from Transferor all of Transferor’s right, title and interest in and to the Shares for the purchase price set forth below (the “Purchase Price”) and other good and valuable consideration.

(b)       The Purchase Price per Share payable by the Transferee to the Transferor, which shall be payable solely upon and no later than five (5) days following the sale or other transfer of any of the Shares by Transferee, by wire transfer of immediately available funds to an account designated by Transferor, shall be an amount equal to the sum of:

(i) $1.82 per Share; and

(ii) 50% of the net amount (after reasonable commissions) derived by the Transferee on the sale or other transfer of a Share in excess of $1.82 per Share.

2.       Closing. The closing (the “Closing”) will take place through delivery of the Shares via a DTC-book entry transfer from the account of Transferor to the account of Transferee in a transaction initiated on December 10, 2024.

3.       Representations and Warranties of Transferor. Transferor hereby represents and warrants to Transferee as follows:

(a)       Authority. Transferor has all necessary power and authority to enter into this Agreement and to transfer the Shares to the Transferee, to consummate the transactions contemplated hereby and to perform their obligations hereunder. This Agreement has been duly and validly executed and delivered by Transferor and constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms.

(b)       Title. Transferor is the lawful record and beneficial owner of the Shares to be sold hereunder, free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction (on transferability or otherwise) whatsoever in law or in equity, and the delivery of the Shares in the manner set forth in Section 2 above will convey to Transferee lawful, valid and indefeasible title thereto, free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction whatsoever.

(c)       Approval of Company; Consent. To the best of Transferor’s knowledge, no consent, waivers, approval, registration or authorization of the Company or any governmental authority is required in connection with the execution and delivery of this Agreement or the Shares or the consummation of the transactions contemplated hereby.

6.       Representation and Warranties of Transferee. Transferee represents and warrants that it has full right and authority to purchase the Shares from Transferor.

7.       Indemnity. From and after the Closing, Transferor shall indemnify and hold harmless, Transferee in respect to any and all Damages that Transferee may incur by reason of a breach or alleged breach by Transferor of any representation, warranty, covenant or agreement of Transferor contained herein. As used in this Section, the term “Damages” means any loss, expense, liability or other damage, including, without limitation, reasonable attorneys’ fees, accountant’s fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto), or threats thereof in amounts paid in settlement.

8.       Survival of Representations. All representations, warranties, agreements, covenants and obligations herein are material, and shall be deemed to have been relied upon by the other party, and shall, for a period of one year, survive the Closing and continue in full force and effect following the Closing and not merge in the performance of any obligation by any party hereto.

9.       Entire Agreement. This Agreement (together with any other documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect thereto.

10.       Controlling Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflict-of-laws rules.

11.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

12.       Amendments. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding unless executed in writing by the party to be bound thereby.

13.       Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their affiliates, successors or assigns, any rights or remedies under or by reason of this Agreement.

[Signature Page Follows]

Signature Page for Stock Transfer Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

TRANSFEREE:

/s/

MATHEW BRADBURY, an individual

TRANSFEROR:

/s/

KEVIN SCOTT WINTERS, an individual